Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS.

NORWALK, CT., January 27, 2009 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2009.

Sales for the second quarter of fiscal 2009, the three months ended December 31, 2008, amounted to $13,590,000 compared to $16,664,000 in last year’s second quarter. Income from continuing operations for the quarter amounted to $3,026,000 ($0.35 per share) compared to $3,503,000 ($0.41 per share) in last year’s second quarter, and net income for the quarter amounted to $3,026,000 ($0.35 per share) compared to $3,600,000 ($0.42 per share) in last year’s second quarter.

For the first half of fiscal 2009, the six months ended December 31, 2008, sales amounted to $24,853,000 compared to $31,001,000 for the same period last year. Income from continuing operations for the six months ended December 31, 2008 amounted to $5,306,000 ($0.62 per share) compared to $6,798,000 ($0.79 per share) for the same period last year, and net income for the period amounted to $5,306,000 ($0.62 per share) compared to $7,055,000 ($0.82 per share) in last year’s first six months.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “In the second quarter of fiscal year 2009 our sales decreased by 18% compared to the second quarter of fiscal year 2008 and our income from continuing operations decreased by 14% compared to last year’s second quarter. However, our sales for the second quarter of fiscal 2009 increased by over 20% compared to the first quarter of fiscal 2009 and our income from continuing operations increased by over 30% compared to the first quarter of fiscal 2009, primarily due to higher shipments of seismic energy sources and replacement parts.”

Mr. Soto added, “We are pleased to report that the results of operations for the second quarter of fiscal 2009 reflect improvement from the first quarter of fiscal 2009, especially in light of the continuing global economic crisis, and the continuing decline in oil prices, during the quarter. We continue to experience active customer inquiries and orders and, despite current economic conditions, we remain cautiously optimistic that fiscal 2009 will be a good year for our company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of oilfield services equipment, including seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in offshore seismic exploration for oil and gas.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Sales	$13,590,000	$16,664,000	$24,853,000	$31,001,000
Costs and expenses	9,065,000	11,444,000	16,927,000	21,018,000

Income before income taxes	4,525,000	5,220,000	7,926,000	9,983,000
Provision for income taxes	1,499,000	1,717,000	2,620,000	3,185,000

Income from continuing operations	3,026,000	3,503,000	5,306,000	6,798,000
Income from discontinued operations, net of taxes	—	97,000	—	257,000

Net Income	$3,026,000	$3,600,000	$5,306,000	$7,055,000

Earnings per share:
Income from continuing operations	$0.35	$0.41	$0.62	$0.79
Income from discontinued operations, net of taxes	—	0.01	—	0.03

Net Income	$0.35	$0.42	$0.62	$0.82

Average shares outstanding	8,586,000	8,590,000	8,591,000	8,586,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2008	2007
Assets

Current Assets
Cash and cash equivalents	$21,356,000	$5,516,000
Accounts receivable, net	11,351,000	15,191,000
Inventories	16,410,000	13,374,000
Other	387,000	842,000
Current assets of discontinued operations	—	1,051,000

	49,504,000	35,974,000

Property and equipment, net	4,333,000	3,717,000
Goodwill	10,644,000	9,757,000
Other intangible assets	1,352,000	1,592,000
Other assets	242,000	242,000
Long-term assets of discontinued operations	—	3,422,000

	$66,075,000	$54,704,000

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,195,000	$4,055,000
Accrued expenses	1,470,000	1,516,000
Income taxes payable	661,000	498,000
Customer deposits	676,000	—
Current liabilities of discontinued operations	—	89,000

	5,002,000	6,158,000

Deferred income taxes of discontinued operations	—	691,000

Total liabilities	5,002,000	6,849,000

Stockholders’ equity	61,073,000	47,855,000

	$66,075,000	$54,704,000

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